Exhibit 99.1

Perry Ellis International Updates Outlook for Third Quarter and Full Year Fiscal 2014

Perry Ellis International (NASDAQ:PERY) today updated its revenue and earnings forecast for third quarter ended November 2, 2013 (“third quarter of fiscal 2014”) and full year fiscal 2014.

The Company anticipates revenue to be approximately $222 million compared to $236.2 million for the third quarter of fiscal 2013. The Company had previously anticipated revenue growth to be in a range of even to a decline of 2% over the third quarter of the prior year. The revenues for the third quarter of fiscal 2014 were impacted by reduced shipments primarily due to the reduction of private label business for the mid-tier channel, as well as reduced sales through its direct retail channel. Positively, the Company continued to see strong performance in its golf lifestyle apparel and Nike swim business which performed in line with the Company’s plan.

As a result of the reduced revenue, the Company anticipates an adjusted loss per share for the quarter to result in a range of $0.15 to $0.17 as compared to adjusted earnings per share of $0.25 in the same period of prior year.

For the full fiscal year, the Company anticipates revenues to be in a range of $960 to $970 million as compared to the previous guidance of $985 to $995 million. The reduction reflects the impact of third quarter of fiscal 2014 along with the private label reduction for the mid-tier channel as well as direct retail sales for the remainder of the year. As a result, the Company anticipates adjusted earnings per share for fiscal 2014 in a range of $0.95 to $1.01 as compared to the previous guidance of $1.50 to $1.60.

The Company ended the third quarter of fiscal 2014 with approximately $166 million in inventory compared to $179 million at the end of the second quarter and $157 million in the third quarter of fiscal 2013.

The Company will provide a full update on its earnings conference call to discuss actions taken in the business to return to improved profitability for fiscal 2015 on Thursday, November 21st at 9 a.m. EST (8:00 a.m. CST; 7:00 a.m. MST; 6:00 a.m. PST).

The call will be hosted by George Feldenkreis, Chairman and Chief Executive Officer; Oscar Feldenkreis, President and Chief Operating Officer; and Anita Britt, Chief Financial Officer. To access the live broadcast, please visit the investor relations section on the Company’s homepage at http://www.pery.com.

A Digital Replay of the conference call will be available for ten days, starting two hours after its completion, and can be accessed by dialing toll-free 888-203-1112 or 719-457-0820 and give the conference I.D. #2187953.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Gotcha®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue®, Miller’s Outpost®, Tahoe River Outfitters®, Original Khaki Company® and Techworks®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source:

Perry Ellis International

Anita Britt

305-592-2830